ooenvtn June 1, 2026 Russell Hochman Sent via email Two Logan Square r00 North tgth street 17th Froor phlladerphra pA 19103 : +1,.267.857,87L5 . envlri.com Dear Russell: On behalf of Enviri ll Corporation ("Enviri" or the "Company"), I wish to confirm your position of Chief Executive Officer at an annual salary of g750000 1Seúen Hundred Fifty Thåusand Dollars), effective upon the date hereof. Effective in the 2026 plan year, you will be eligible for supplemental compensation annually as aparticipant in the Company's Annual lncentive Plan ('Alp;'j. Based on the achievement of Enviri,s overall objectives, the target award avaílable to you will be 100o/o ofyour base earnings for the applicable plan year. The AIP plan desígn and payout criteria are reviewed periodically, are subject to change and are at the sole discretion of the Enviri Board of Directors. Effective for the 2026 plan year, you will be eligible to part¡cipate in the Enviri lt corporatio n 2026 Omnibus lncentive Plan (the "Plan") at an annuìl targei level of 400ô/o ofyour base salary. lt is anticipated that the Plan will consist of restricted stock units ("RSUs,,) with a ratable vesting schedule of one-third of the grant award each year on the anniversary date of the grant. Participation is subject to the terms of the Plan. Plan design, share ownership requñements, participation and any grants in this reward program are rãviewed annually, "r" rub1".t to change and are at the sole discretion of the Enviri Board of Directors. your inclusion in the list of plan participants reflects the value we place on your role within the global Enviri team. we currently expect to make "founders grants" in the form of performance-based RSU awards to a group of employees who are critical to executing the strategy of Enviri. your position will beeligible for a founders grant. More information on the founoeis grants will be provided following Board of Directors' approval of this program. we also currently expect to adopt an Executive clC severance plan for the benefit of a group of key employees, including yourself. As a participant in the Executive CIC Severance plan, your severance benefits wouldl (i) replicate (and replace) the severance benefits you are entitled to receive under your current change in control agreement {i.e., a 2xmultiple) if you are terminated by Enviri without cause or resign for good reason during the two-year period following the datehereof; and (ii) provide for cEo-level 1i.e., a 3x multiple¡ severance benefits if you are terminated by Enviri without cause or resign for good reason duríng the two-year period following the dateof a future change in control of Envíri ln addition, *" "ip".t to also enter into a geneial severance arrangement with you pursuant to which you would be eligible for sevãrance benefíts(with a 1X multiple), in-addition to any rights to benefits set forth in the current change in control agreement or the CIC Executive Severance Plan, as applicable, in the event you are teiminated by

Enviri without cause or resign for good reason, at any time prior to the occurrence of a future change in control of Enviri. You will cont¡nue to be based at the new Corporate Headquarters in Center city philadelphia. ln this position you will report directly to Carolann Haznedar, Chair of Enviri's goard of Directors. Please be aware that, since your position will involve significant access to Enviri confidential information and/or valuable business relationships, you will be required to sign the Enviri confidentiality Agreement as a condition of our employment offer. While we hope our relationship will be mutually beneficial, it needs to be emphasized that our relationship (as wíth all of our employees) is "ãt-will", that is, you or the Company can end the relationship for any reason and at any time, with or without cause or advance notice. Please note your acceptance by signing and returning a copy of this letter. Should you have any questions, please reach out to me. Sincerely, ûr¡R*,," /{ã,f-deL Carolann Haznedar Chair of the Board Enviri llCorporation Cc: Personnel File (" LG Russell Hochman Date TwoLogansquare r00Northl8thstreet tTthFroor ph¡laderphrå pA191og r +7,267.857,8715,env1r|,com

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

THIS EMPLOYEE CONFIDENTIALITY AND NON-COMPETITION AGREEMENT ("Agreement") is entered into, by and between Enviri II Corporation and its affiliates (collectively, "Enviri"), and Russell Hochman (hereinafter, "you" or "your").

In consideration of (a) Enviri hiring you as an at-will employee in such capacity as may be determined by Enviri, (b) the expense, time and effort involved in providing you with specialized and unique training, (c) the access Enviri will provide you to certain trade secrets, and confidential and proprietary information, as required by your job duties, and/or (d) the access that you will be provided to important customer relationships and the associated customer goodwill of Enviri, Enviri and you agree to the following legally binding terms:

1. **Employment.**

You desire to be employed by Enviri in a management, executive and/or leadership capacity. During the entire period that you are employed by Enviri, you agree to devote your best efforts to advance the interests of Enviri.

Your status is as an at-will employee, and Enviri is not obligated by this Agreement or by separate arrangements to continue your employment for any particular time period or under any specific terms or conditions. You acknowledge and agree this Agreement is ancillary to the inception of your employment relationship with Enviri.

You represent and warrant that you have furnished Enviri with copies of any and all agreements, or other documents, if any, to which you are a party or by which you are otherwise bound that may restrict you in the performance of your duties for Enviri. This includes any Non-Competition or Confidentiality Agreements with any prior employers. You further agree not to divulge to Enviri any trade secrets, or confidential or proprietary information of your prior employers.

2. **Non-Disclosure of Enviri's Confidential Information.**

Enviri is in the business of supplying industrial services and manufacturing through diverse business units. In the course of performing such activities, Enviri acquires and develops trade secrets and confidential and proprietary information which is not generally known in the industry.

You recognize that the knowledge and information acquired by you concerning Enviri's business plans, client/customer prospects, client/customer lists, client/customer contacts, client/customer data, proposals to clients/customers and potential clients/customers, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, inventions, product and other designs, technologies, price lists, profit margins, financial statements, financial data, acquisition and divestiture plans, and any other trade secrets or confidential or proprietary information, documents, reports, plans or data, of or about Enviri which is not already available to the public (collectively, "Enviri confidential information") are valuable, special and unique aspects of Enviri's business. You recognize that such Enviri confidential information would not be provided to you by Enviri in the absence of this signed Agreement because of the risks that valuable Enviri confidential information might otherwise be divulged and thereby damage Enviri's competitive position in the marketplace.

Two Logan Square | 100 North 18th Street | 17th Floor | Philadelphia | PA 19103

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f You agree that you will not, during or after your employment with Enviri, (i) disclose, in whole or ín part, any Enviri confidential information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless authorized in writing to do so by Enviri, or (ii) use any Enviri confidential information for your own purpose or for the benefit of any person, firm, corporation, association or other entity other than Enviri. After the term of your employment, the restrictions set forth in this paragraph will not apply to information which is then in the publíc domain (unless you are responsible, directly or indirectly, for such Enviri confidential information entering the public domain without Enviri's consent)" Notwithstanding any other provision of this Agreement, you understand that nothing contained in this Agreement limits your ability to file a charge or complaint wilh any federal, stãte or local governmentel agency or commission ("Government Agencies"). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be commenced by any Government Agency including providing documents oiother information without noticeio Enviri. Furthermore, nothing in this Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 ('DTSA"). Stated otherwise, disclosures that are protected by the DTSA as follows do not violate this Agreement. The DTSA provides that "(í)'An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that - (A) is made - (ij in confidence to a Federal, State, or local government offfcial, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected vioiation of law; or lfij is madã in a - complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal." The DTSA further provides that "(2) An individualwho files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceedíng, if the individual - (A) files any document containing the trade secret under seal; and (B) does not diEclose the trade secret, except pursuant to court order.,, 3. lntellectual Prooertv. All inventions, improvements, processes, methods, procedures, systems, discoveries, concepts, know-how, data, databases, other works of authorship, technology, devices, products software, templates, documentation, specifications, compilations,îesigns, reports, or other creations or developments, and any enhancements, modificätions, or addítions to the foregoing or to any products or services òwned, marketed or used by Enviri, and any patents or patent application related thereto, and any and alltrademark, copyright, trade seóret and other intellectual property rights related thereto (cotlectively, the "lnieilãctual property") which you (either alone or in conjunction with others) conceive, make, create, author, obta¡n or develop duríng the term.of your employment with Enviri (whether during or outiide of working hours) and which are related in any way to Enviri's business or its techñobgy, or which are created using Enviri resources, whether 9¡ noJ i! is completed or reduced to-þractice during theperiod of your employment (collectively, "Enviri lntellectual Propedy"), will bd the jole property of Enviri. Enviri lntellectual Property d-oes ¡g! include any lnteitectiái propertf-¡f "ny,conceived, made, obtained or developed by you priarto your employment by Énu¡l'¡ ttrat ¡s expressly identified by you on the lntellectual Property Disclosure attached to this Agreement. Enviri lntellectual Property also does @!! include, anci this Agreement does not appfi tq àÀV lntellectual Prong.rty that.y.ou develop entirely on your own tiñe without us¡nõTntlii¡'s equipment, supplies, facility or trade secret information, except tor tnteilãðtuãtÞioferty tnat: (1) relates to Enviri's business or actual or demonstrabiy anticipated research or dbveiopment; Two Logan Square 100 North lgth Street 17th Floor , phlladelphla pA 19109 +1.267,857.87!5 . envlri.com or (2) results from any work performed by you for Enviri. You acknowledge and agree that all Enviri Intellectual Property made by you (solely or jointly with others) and which qualifies as a "work made for hire" pursuant to the United States Copyright Act shall be deemed a "work made for hire" of which Enviri shall be the legal author and owner upon creation. For all Enviri Intellectual Property that does not qualify as a "work made for hire" deemed authored and owned by Enviri upon creation, you hereby assign to Enviri, and solely to the extent a present assignment is not effective you agree to assign to Enviri, all your right, title and interest in and to such Enviri Intellectual Property. You hereby waive any non-assignable rights, including moral rights, in and to such Enviri Intellectual Property. Enviri Intellectual Property will belong to Enviri whether or not patent, trademark, copyright and/or other intellectual property right applications are or can be filed thereon. You will make full and prompt disclosure to Enviri of all Enviri Intellectual Property and, at Enviri's request and expense (but without additional compensation to you), you will at any time and from time to time during and after your employment with Enviri, execute and deliver to Enviri such applications, assignments and other papers and take such other actions (including, but not limited to, testifying in any legal proceedings) as Enviri, in its sole discretion, considers necessary or desirable to formalize, vest, perfect, enforce, defend or maintain Enviri's rights in and to such Enviri Intellectual Property. In the event Enviri is unable for any reason, after reasonable effort, to secure your signature on any document needed in connection with the actions specified in the preceding paragraph, you hereby irrevocably designate and appoint Enviri and Enviri's duly authorized officers and agents as your agent and attorney in fact, which appointment is coupled with an interest, to act for and in your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by you.

4. **Non-Solicitation and Non-Competition.**

(a) You agree that during your employment by Enviri and for a period of twelve (12) months after the cessation of such employment for any reason (hereinafter, "the Restricted Period"), including, but not limited to, by reason of your voluntarily resigning or being terminated for violation of company policies or deficiency in performance, you shall not, for yourself or on behalf of any other corporation, business, partnership, individual, or other entity in any capacity (as an employee, independent contractor, owner, partner, or otherwise), directly or indirectly:

(i) engage in any act or omission which is intended to interfere with or adversely affect the relationship (contractual or otherwise) of Enviri with any Customer (as defined below) of Enviri, or otherwise induce or attempt to induce any such Customer not to do business with, cease doing business with, or reduce or otherwise limit its business with, Enviri;

(ii) (A) induce, offer, assist, encourage or suggest that another business or enterprise offer employment to or enter into a consulting arrangement with any Enviri employee, agent or representative, (B) induce, offer, assist, encourage or suggest that any Enviri employee, consultant, independent contractor, agent or representative terminate his or her employment or business affiliation with Enviri; or (C) otherwise interfere with the employment or other business relationship between Enviri and any employee, independent contractor, consultant, agent, vendor or other business relation; provided, however, that general solicitations not specifically targeted at Enviri employees will not constitute a breach of this Section 4(a)(ii); or

(iii) within the Restricted Area (as defined below): (A) engage in any business activity which, at the time of termination of your employment with Enviri, is a Competing Activity (as defined below); or (B) engage in any business activity for, become employed by, or

Two Logan Square | 100 North 18th Street | 17th Floor | Philadelphia | PA 19103

+1.267.857.8715 | enviri.com

perform competing services for (as an employee, consultant, independent contractor, owner, partner, or otherwise) any Competitor (as defined below).

(b) The term "Customer," as used in this paragraph 4, shall mean (i) any person or entity for whom Enviri is providing any goods or services or has provided goods or services during the twelve (12) month period immediately preceding your termination of employment, and (ii) any person or entity with whom Enviri was communicating at any point during the twelve (12) month period immediately preceding your termination of employment to provide goods or services, provided you were involved in or had knowledge of such communication.

(c) The term "Restricted Area," as used in this paragraph 4, shall mean (i) North America, and (ii) any other country in which Enviri (A) conducts business at the time of the termination of your employment or at any time during the twenty-four (24) month period prior to the termination of your employment, or (B) in which Enviri is planning, with your involvement, to conduct business at the time of the termination of your employment.

(d) The term "Competing Activity," as used in this paragraph 4, shall mean any activity that directly or indirectly, competes with Enviri or is of the type or character engaged in or competitive with that conducted by Enviri at the time of termination of your employment with Enviri.

(e) The term "Competitor," as used in this paragraph 4, shall mean any person or entity that engages in, directly or indirectly, any business activity of the type or character engaged in or competitive with that conducted by Enviri at the time of termination of your employment with Enviri.

(f) This paragraph 4 shall not preclude you from owning up to 2% of the stock of a publicly-traded company.

(g) Agreement to this paragraph 4 is a material condition of your employment with Enviri.

5. **Return of Enviri Documents and Other Information.**

Immediately upon the cessation of your employment with Enviri for any reason or at any other time immediately upon request of Enviri, you shall deliver to Enviri all company property, including, but not limited to, computers, personal data devices, cell phones, keys or access cards, credit cards, and all Enviri confidential information (as defined above). Notwithstanding the foregoing, nothing herein or elsewhere shall prevent you from retaining and utilizing (i) documents relating to your personal benefits, entitlements and obligations, (ii) documents relating to your personal tax obligations, (iii) your physical and electronic desk calendar, address book, and the like, and (iv) such other records and documents as may reasonably be approved by the Enviri.

6. **Subsequent Employment and Enforcement.**

(a) **Advise Enviri of New Employment.** In the event of a cessation of your employment with Enviri, and during the Restricted Period described in paragraph 4 above, you agree to disclose to Enviri, the name and address of any new employer or business affiliation within ten (10) days of your accepting such position. In the event that you fail to notify Enviri of such new employment or business affiliation as required above, the Restricted Period shall be extended by a period equal to the period of nondisclosure.

(b) **Your Ability to Earn Livelihood.** You acknowledge that, in the event of a cessation

Two Logan Square 100 North 18th Street 17th Floor Philadelphia PA 19103

+1.267.857.8715 enviri.com

of your employment with Enviri, for any reason and at any time, you will be able to earn a livelihood without violating the provísions of paragraph 4 of this Agreement. your ability to earn a livelíhood without violating paragraph 4 of this Agreement is a material condition of your employment with Enviri. You and Enviri acknowledge that your rights have been limited by this Agreement only to the extent reasonably neces-ary to protec[the legitimate interests of Enviri. (c) ConstTpction and Severabilitv. lf any section, paragraph, term or provision of this Agreement, or the application thereof, is determined by a competent court oi tribunal to be invalid or unenforceable, then the other parts of such dection, paragraph, term or provision shall not be affected thereby and shall be given full force and effeciwiihout regard to the invalid or unenforceable portions, and the iection, paragraph, term or provísioñ of this Agreement will be daemed modified to the extent neceslary to render'it valid and enforceable. (q) .E4folcement. You agree that if you violate the covenants and agreements set forth above (including paragraphs 2,3,4 and/or 5), Enviriwould suffer irreparañle harm, and that such harm to Enviri may be.impossible to measure in monetary damages. Accordingly, in addition to any other remedies which Enviri may have at law oi in equity, Enviri shall have the right to have all obligations, undertakings, agreements, covenants airo bttrer provisions of this Agreement specifically_ performed by you, añd Enviri shall have the right to olitain preliminary and permanent injunctive relief to secure specific performance, and tõ prevent a breach or contemplated breach, of this Agreement. ln such event, Enviri shall be entifled to an accounting and repayment of all profits, compensation, remunerations or benefits which you or others, direcUy or indírectly, have realized or may realize as a result of, growing out of, oi in conjunction with any violation of any partial or juètified liquídated damagés. Stich remedies shall be an addition to and not in limitation of any injunctive relief or othãr rights or remedies to which Enviri is or may be entitled at law or ín equity-under this Agreement aird that, in tne event Enviri seeks to enforce the terms of this Agreement through court proceedings, Enviri shall be entitled to reímbursement for all legal feés, costs and eipenses jncident to enforcement. 7. Miscellaneous. (a) Emolovment. This Agreement does not constitute a guarantee of employment. (91. Asslqt.lm.q1t. You may not assign this Agreement or any of your rights, duties or obligations under this Agreement to any party Yõu hereby consãnt áno agiee ihat Envi¡ may assign this Agreement and any of the rights or oblígations hereunder to an-y successor entity to Enviri by operation of law or otherwise or to anyihird party in connection with the sale, merger, consolidation, reorganization, liquidation or transfer, in whole or in part, of Enviri's control and/or ownership of its assets or business (including, but not limited'to, ifre assets related to the business unit or division of Enviri by which yo-u are employed, if applicable). ln such event, you agree to continue to be bound by the ierms of this Ágréerånt. (c-) Headi4gs. Th" headings contained in this Agreement are inserted for convenience of reference only, and shall not be deemed to be a pañ ot this Agreement torãny furposes,and shall not in any way define or affect the meaning, constructiõn or scope oláhf of theprovisions of this Agreement. lol - 9ov-emllg-tawlnd Jur¡sd¡ct¡on. This Agreement shatl be construed under the laws of the Commonweatttr õleennsytvan¡a, and thä partiet consent and agree that thefederaland state courts located in eniladelpnia Counti], Pennsytvania shall-have exclusivejurisdiction over any dispute relating to this Agreemeni änolor your employment with Enviri. Two Logan sguare 1oo North leth street 17th Froor phiraderphra pA 19103 +7.267.857,87f5. envirl,com

!.1 Eltirq Aoreç,ment. This Agreement represents the entire understianding and agreement between the parties with respect to confidentiality, non-competition, nón-solicitation and ownership of intellectual property, and supersedes atl piior negotiaiions, aþreemãnts, discussions and proposals, both oraiand writt'en, between you an¿-enviri- ïNãÀgi"ãrìätt may- not be amended or modified, and no waiver hereundei shall be valid or bindiñg, untãss set forth in writing, duly executed by you and an authorized representative of Enviri. fp ê9t!9ryl9ggpe$. You acknowledge that you have carefutty read and considered the provisions of this Agreement, have had an opportunity to consult w¡tn an independenilegat counsel of your choosing, and accept employment on the terms set forth in tn¡JA'éreemént (g) Wâ¡Y9I- The failure by Enviri to enforce any right or remedy available to it under this Agreement shall not be construed to be a wa¡ver otiuõn right or remøy witn respeàt to anv other prior, concurrent_or subsequent breach or failure. Ndwaiver of rijtrts unOeitNs -- - Agreement shall be effective unless made in writing with specific refere-nce to Ûris Àlieement. (h). . Nolification' You agree that Enviri may notif, any third pafi about your obligations under this Agreement in order to ensure that you have performed àn'oryoui óoriàãtióñs -- hereunder. Upon Envirí'q reg.ues! you agree to provide Enviriwith infoimatioÀ, iiòruìing, uut not limited to, supplying details of your subsequent employment, sufficient 19 "érify thalñ; have not breached, or are not breaching, any covenaniinin¡s Agreement. Date te/t /t 6 Date Two Logan Square 100 North l8th Street 17th Floor philadetphia . pA 19103 t +!,267.857.87!5 ... envirl,com ENVIRI II CORPORATION By: é Signature

Intellectual Property Disclosure

I, Russell Hochman acknowledge and affirm that I make no claims to Intellectual Property that I have conceived, made, or developed prior to the signing of this document.

[signature]
Signed

[signature]
Witness

Russell Hochman
Print Name

6/1/26
Date

OR

I, ____________________, acknowledge and affirm that the list set forth below is a complete list of Intellectual Property, conceived, made, obtained or developed by me prior to my employment by Enviri. I make no other claims to any Intellectual Property that I have conceived, made, or developed prior to the signing of this document.

List Intellectual Property and initial each item:

____
Signed

____
Witness

____
Print Name

____
Date

Two Logan Square 100 North 18th Street 17th Floor Philadelphia PA 19103

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